Exhibit 10.23

CONFIDENTIAL TREATMENT

Outstanding Corporate Performance Bonus Plan

Summary Plan Document

FY2007

CONFIDENTIAL TREATMENT

Outstanding Corporate Performance Bonus Plan

FY 2007

Plan Summary

The KLA-Tencor Outstanding Corporate Performance Bonus Plan (OCPB) is intended to motivate executives to achieve long-term corporate objectives by providing a competitive bonus for target performance and the appropriate upside opportunity to reward outstanding performance. Eligibility for the OCPB Plan as described within this document is generally Vice Presidents and above. Participants are reviewed and confirmed annually by the Senior Management team.

The OCPB Plan has two performance factors, profit from operations dollars (PFO$) and an incremental operating margin percentage. Further program details are discussed below.

Program Payment

Payment from the OCPB Plan is made once per year based on achievements from the prior fiscal year incentive period (July 1—June 30). Bonus calculations are based on paid base salary for the eligible incentive period. A participant must be a regular active employee of the Company on the date of payout in order to receive payment. Employees who become eligible during the Plan year will have their payouts calculated on paid salary from the effective date of eligibility. If an employee’s target incentive percentage changes during the year, the payout will be prorated based on the period of time spent at each corresponding percentage.

Target Bonus

The following table shows the participant’s bonus target:

Position	Salary Grade	Target Bonus
Vice President & Sr. Executives	X02 & Above	Target Bonus under Executive Incentive Bonus Plan

Vice President	X01	20%

Performance Factors

The OCPB is based on achievement of increased revenue and incremental operating margin as defined below:

Profit From Operations Dollars (PFO$)

PFO dollars without share based compensation.

Incremental Operating Margin Factor

At any particular PFO, higher incremental operating margin will result in increased payout.

Incentive Matrix and Payment Calculation

The OCPB will be calculated by multiplying the target bonus percent by the appropriate value in the table below multiplied by the base salary. For values not in the table, a linear interpolation should be applied to derive the appropriate percentage.

KLA-Tencor	1	September 2006

CONFIDENTIAL TREATMENT

Outstanding Corporate Performance Bonus Plan

FY 2007

Incentive Matrix and Payment Calculation (Cont’d)

Incremental Operating Margin	**	0%	36%	72%	108%	144%	181%	200%	200%	200%	200%	200%	200%	200%
	**	0%	29%	57%	86%	114%	143%	171%	200%	200%	200%	200%	200%	200%
	**	0%	21%	42%	63%	84%	105%	125%	146%	167%	188%	200%	200%	200%
	**	0%	17%	34%	51%	68%	86%	103%	120%	137%	154%	171%	188%	200%
	**	0%	13%	27%	40%	53%	67%	80%	93%	106%	120%	133%	146%	160%
	**	0%	10%	19%	29%	38%	48%	57%	67%	76%	86%	95%	105%	114%
	**	0%	6%	11%	17%	23%	29%	34%	40%	46%	51%	57%	63%	68%
	**	0%	0%	0%	0%	0%	10%	11%	13%	15%	17%	19%	21%	23%
	**	**	**	**	**	**	**	**	**	**	**	**	**	**
	Profit from Operations

** The information contained in these cells of this Incentive Matrix and Payment Calculation has been omitted pursuant to a request for confidential treatment and has been filed separately with the SEC.

General Provisions

The Company is the Plan Administrator and, accordingly, shall take any and all actions it deems appropriate to administer the Plan. The establishment of the Plan shall not confer any legal rights upon any employee or other person for a continuation of employment, nor shall it interfere with the rights of the Company to discharge any employee and to treat him or her without regard to the effect which that treatment might have upon him or her as a participant in the Plan. This Plan shall be construed, administered and enforced by the Company, in its sole discretion. The laws of the State of California will govern any legal dispute involving the Plan. The Company may at any time alter, amend or terminate the Plan.

KLA-Tencor	2	September 2006